Exhibit 1(d)(1)
Pitney Bowes Inc.
(“Issuer”)
Global Medium-Term Notes
TERMS AGREEMENT
November 10, 2006
Pitney Bowes Inc.
World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
Attention: Helen Shan, Vice President and Treasurer
Ladies and Gentlemen:
     Reference is made to the Distribution Agreement, dated July 6, 2005, among the Issuer and the distributors named therein (the “Distribution Agreement”) relating to the Issuer’s Global Medium-Term Notes.
     Subject to the terms and conditions set forth herein and in the Distribution Agreement, which is incorporated by reference herein, the Issuer hereby agrees to sell, and the distributors named herein (the “Distributors”) agree to purchase, severally and not jointly, the principal amounts of the Issuer’s 5.25% Global Medium-Term Notes due January 15, 2037 (the “Notes”) set forth opposite their names below.

Principal Amount
Name	of Notes
Barclays Capital Inc.	$133,334,000
Deutsche Bank Securities Inc.	$133,333,000
J.P. Morgan Securities Inc.	$133,333,000
Credit Suisse Securities (USA) LLC	$39,286,000

Morgan Stanley & Co. Incorporated	$39,285,000
The Williams Capital, Group L.P.	$21,429,000

Total	$500,000,000

The terms of Notes shall be as follows:
Principal amount: $500,000,000
Distributor’s discount or commission: 0.70%
Net proceeds to the Issuer: $493,285,000
Public offering price:
☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale or otherwise.

☑	The Notes are being offered at a fixed initial public offering price of 99.357% of the principal amount.
Interest rate: 5.25% per annum
Original issue date: November 17, 2006
Stated Maturity: January 15, 2037
Option to extend Maturity Date: ☐ Yes           ☑ No
Renewable Note: ☐ Yes           ☑ No
☐	Initial Maturity Date:

☐	Final Maturity Date:
Interest Payment Dates: January 15 and July 15; first coupon payment on July 15, 2007
Regular Record Dates (if other than the 15th day of November and May): January 1 and July 1
Original Issue Discount Securities: ☐Yes           ☑ No
Issue price:
Total amount of OID:
Yield to Maturity:
Initial accrual period OID:
Day count convention:

☐	Actual/360

☐	Actual/actual

☑	30/360
Redemption:
☐	The Notes cannot be redeemed prior to Stated Maturity.

☑	The Notes can be redeemed prior to Stated Maturity – See “Other Provisions”.
Repayment:
☐	The Notes cannot be repaid prior to Stated Maturity.

☑	The Notes can be repaid prior to Stated Maturity at the option of the holder of the Notes.

Optional repayment date(s): January 15, 2017

Optional repayment price(s): 100%
Specified currency (if other than U.S. dollars):
Authorized denomination (if other than U.S. $1,000 and integral multiples thereof):
Additional paying agent, if any: ☐Yes            ☑ No
Form:
☑	Book-entry (to be held on behalf of The Depository Trust Company)

☐	Individually certificated
Distributor(s) and DTC participant numbers:
☐	ABN AMRO Incorporated

☐	Banc of America Securities LLC

☑	Barclays Capital Inc.

☐	Citigroup Global Markets Inc.

☑	Credit Suisse Securities (USA) LLC

☑	Deutsche Bank Securities Inc.

☑	J.P. Morgan Securities Inc.

☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated

☑	Morgan Stanley & Co. Incorporated

☑	Other: The Williams Capital Group, L.P.

Settlement Date, Time and Place:	November 17, 2006, at 9:00 a.m. New York City time at the offices of Sidley Austin LLP for the delivery of documents; delivery of funds on November 17, 2006 in accordance with DTC procedures for medium-term notes.
     Other provisions:
     1. Optional Repayment Notice Period.
     Each Note will be repayable in whole or in part in increments of $1,000 on January 15, 2017 (the “Put Date”) at the option of a holder of such Note, at 100% of its principal amount plus accrued, but unpaid, interest to the Put Date.
     In order to exercise such option, a holder must, upon at least 30 calendar days’ notice prior to the Put Date, instruct its direct or indirect participant through which it holds an interest in the Notes to notify The Depository Trust Company (“DTC”) of its election to have the Notes repaid in accordance with the then applicable operating procedures of DTC. DTC will in turn deliver such notice to the Trustee, Citibank, N.A.
     DTC must receive any such notice from its participants no later than 5:00 p.m. (New York City time) on the 30th calendar day prior to the Put Date.
     Different firms have different deadlines for accepting instructions from their customers. The holder should consult the direct or indirect participant through which it holds an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to DTC.
     All instructions from a holder of the Notes to its participant relating to this option to elect repayment shall be irrevocable. Furthermore, at the time such instructions are given, such holder of the Notes shall cause its participant to transfer such holder’s interest in the Notes, on DTC’s records to that of Citibank, N.A., as Trustee.
     2. Make Whole Redemption. The Issuer may redeem the Notes, at any time in whole or from time to time in part, at a redemption price equal to the sum of 100% of the aggregate principal amount of the Notes being redeemed, accrued but unpaid interest on those Notes to the redemption date, and the Make-Whole Amount, if any, as defined below.
     “Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the Notes being redeemed.
     “Reinvestment Rate” means 0.125% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the Notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuer.
     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the Indenture referred to above, then such other reasonably comparable index which shall be designated by the Issuer.
     3. Terms Agreement Supplement. This Terms Agreement is subject to additional terms and conditions as set forth in the Terms Agreement Supplement attached hereto as Annex A (the “Terms Agreement Supplement”). For purposes of this Terms Agreement and the Terms Agreement Supplement, the term “General Use Issuer Free Writing Prospectus” shall mean the final pricing term sheet attached hereto as Annex B that has been prepared and delivered by the Issuer to the Distributors in connection with their solicitation of offers to purchase the Notes.
     4. Conditions. The Distributors’ agreement to purchase the Notes hereunder is subject to the conditions set forth in the Distribution Agreement, as modified by the Terms Agreement Supplement and to the further condition that we be in timely receipt of the opinions, letters, officers’ certificate and other documents set forth in paragraph 5 below. If for any reason the purchase by the undersigned of the Notes is not consummated other than because of a default by the undersigned or a failure to satisfy a condition set forth in clause (iii), (v), (vi) or (vii) of Section 5(c) of the Distribution Agreement, as modified by the Terms Agreement Supplement, the Issuer shall reimburse the undersigned for all out-of-pocket expenses reasonably incurred by the undersigned in connection with the offering of the Notes and not otherwise required to be reimbursed pursuant to Section 4(i) of the Distribution Agreement and the obligations of the Issuer under Section 4(f) of the Distribution Agreement and the respective obligations of the Issuer and the Distributors pursuant to Section 7 of the Distribution Agreement shall remain in effect, in each case as modified by the Terms Agreement Supplement.
     5. Additional Documents. On the date hereof, the accountant’s letter referred to in Section 5(g) of the Distribution Agreement will be required to be delivered.
     At the time of delivery of the Notes, the following will be required to be delivered: a letter from the accountants referred to in the preceding paragraph to the effect that they reaffirm the statements made in the letter furnished on the date hereof except that the specified date referred to shall be a date not more than three business days prior to the date of delivery; the opinions specified in Section 5(e)(i) and (ii) of the Distribution Agreement; the certificate specified in Section 5(f) of the Distribution Agreement; the opinion of Sidley Austin LLP as to the matters set forth in Section 5(h) of the Distribution Agreement; and such other documents as are reasonably requested by us or counsel in accordance with the provisions of Section 5(i) of the Distribution Agreement.
     6. Definitions. Defined terms used herein but not defined herein shall have the meanings assigned to them in (i) the Distribution Agreement, (ii) the Terms Agreement Supplement, (iii) the Indenture dated as of February 14, 2005, between the Issuer and Citibank, N.A., as trustee, and (iv) the Prospectus Supplement relating to the Notes dated July 6, 2005, as applicable.

     This Terms Agreement shall constitute an agreement between the Issuer and the undersigned for the sale and purchase of the Notes described herein upon the terms set forth herein and in the Distribution Agreement.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ Maria Sramek Name: Maria Sramek
Title: Vice President

For itself and on behalf of the other Distributors
Accepted and agreed to
as of the date set forth above.
PITNEY BOWES INC.

By:	/s/ Bruce P. Nolop

	Name:	Bruce P. Nolop
	Title:	Executive Vice President & Chief
Financial Officer

By:	/s/ Helen Shan

	Name:	Helen Shan
	Title:	Vice President & Treasurer

Annex A
Terms Agreement Supplement
     1. Scope. This Supplement is attached to and forms a part of the Terms Agreement, dated November 10, 2006 (including the Distribution Agreement (as defined in the Terms Agreement), the “Terms Agreement”), among Pitney Bowes Inc., a Delaware corporation (the “Issuer”), and the distributors identified therein (each, a “Distributor”). Capitalized terms used but not defined herein have the meanings ascribed in the Terms Agreement or the Distribution Agreement, as the case may be.
     2. Definitions. The following terms have the following meanings in this Supplement and the Terms Agreement:
          (a) “Registration Statement” as of any time means the registration statement, as amended by any amendment thereto, registering the offer and sale of the Notes, among other securities, in the form then filed by the Issuer with the Commission, including any document incorporated by reference therein and any prospectus, prospectus supplement and/or pricing supplement deemed or retroactively deemed to be a part thereof at such time that has not been superseded or modified. “Registration Statement” without reference to a time means such registration statement, as amended, as of the time of the first contract of sale for the Notes, which time shall be considered the “ new effective date” of such registration statement, as amended, with respect to the Notes (within the meaning of Rule 430B(f)(2)). For purposes of this definition, information contained in a form of prospectus, prospectus supplement or pricing supplement that is retroactively deemed to be a part of such registration statement, as amended, pursuant to Rule 430B or Rule 430C shall be considered to be included in such registration statement, as amended, as of the time specified in Rule 430B or Rule 430C, as the case may be.
          (b) “Statutory Prospectus” means, collectively, (i) the prospectus relating to the various securities of the Issuer, including the Notes, that is included in the Registration Statement; (ii) the prospectus supplement relating to the Issuer’s Global Medium –Term Notes most recently filed by the Issuer with the Commission prior to the date of the Terms Agreement; and (iii) any preliminary pricing supplement conveyed to investors in connection with the offering and the sale of the Notes prior to the execution of the Terms Agreement and filed by the Issuer with the Commission pursuant to Rule 424(b), in each case, including any document incorporated by reference therein. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement or pricing supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B or 430C shall be considered to be included in the Statutory Prospectus only as of the actual time that such form of prospectus (including a prospectus or pricing supplement) is filed with the Commission pursuant to Rule 424(b).
          (c) “Prospectus” means, collectively, the Statutory Prospectus and the final pricing supplement relating to the Notes filed by the Issuer with the Commission pursuant to Rule 424(b) that discloses the public offering price and other final terms of the Notes and otherwise satisfies Section 10(a) of the Securities Act.

          (d) “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Notes in the form filed or required to be filed by the Issuer with the Commission or, if not required to be filed, in the form retained in the Issuer’s records pursuant to Rule 433(g).
          (e) “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in a schedule to the Terms Agreement of which this Supplement is a part.
          (f) “Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.
          (g) “Applicable Time” means 3:47 pm. (Eastern time) on the date of the Terms Agreement.
     3. Representations and Warranties of the Issuer. In addition to the representations, warranties and agreements of the Issuer in the Terms Agreement (including those incorporated by reference therein from the Distribution Agreement), the Issuer, as of the date of the Terms Agreement, and as of the settlement date for the sale of the Notes that is specified in the Terms Agreement (the “Closing Date”) represents and warrants to, and agree with, each Distributor that:
          (a) If, immediately prior to December 1, 2008, any Distributor holds any Notes purchased by it and having the status of an unsold allotment in the initial distribution, the Issuer will, prior to that date, file, if it has not already done so, a new shelf registration statement relating to the Notes, will use its reasonable best efforts to cause such registration statement to be declared effective within 180 days after that date and will take all other actions necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the expired Registration Statement relating to the Notes. References herein to the “Registration. Statement” shall include such new shelf registration statement.
          (b) As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any documents included in the Statutory Prospectus based upon written information furnished to the Issuer by any Distributor specifically for use therein.
          (c) Each Issuer Free Writing Prospectus, as of its issue date, as of the date hereof and at all subsequent times through the completion of the offer and sale of the Notes (unless the Issuer shall have provided the notice referred to in the next sentence), did not, does not and will not include any information that conflicted, conflicts or will conflict (within the meaning of Rule 433(c) under the Securities Act) with the information then contained in the Registration Statement. If prior to the completion of the offer and sale of the Notes at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted, conflicts or would conflict with the information then contained in the Registration Statement or included, includes or would include an untrue statement of a material fact or omitted, omits or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Issuer represents that it (i) will promptly notify the Distributors and (ii) will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
          (d) References to “the Prospectus” in Sections 2(c), 2 (d) and 2(i) of the Distribution Agreement shall be deemed to refer to “the General Disclosure Package and the Prospectus”.
          (e) Reference to the “Registration Statement and the Prospectus as amended or supplemented at each Representation Date” in Section 2(h) of the Distribution Agreement shall be deemed to refer to “the Registration Statement, the Prospectus or the General Disclosure Package”.
     4. Certain Agreements of the Issuer.
          (a) References to “the Prospectus” in Sections 4(b) and 4(c) of the Distribution Agreement shall be deemed to refer to “the Statutory Prospectus or Prospectus.”
          (b) References to “the Prospectus” in Section 4(g) of the Distribution Agreement shall be deemed to refer to “the Prospectus and Statutory Prospectus.”
          (c) In addition to the expenses described in Section 4(i) of the Distribution Agreement, the Issuer will pay reasonable expenses incident to the preparation and distribution of each Issuer Free Writing Prospectuses to investors or prospective investors.
     5. Free Writing Prospectuses. (a) The Issuer represents and agrees that, unless it obtains the prior consent of the Distributors, and each Distributor represents and agrees that, unless it obtains the prior consent of the Issuer and Barclays Capital Inc. (“Barclays”), Deutsche Bank Securities Inc. (“Deutsche Bank”) and J.P. Morgan Securities Inc. (together with Barclays and Deutsche Bank, the “Lead Distributors”), it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act, required to be filed with the Commission. Any such free writing prospectus consented to in writing by the Issuer and the Lead Distributors is referred to herein as a “Permitted Free Writing Prospectus.” The Issuer represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and has complied and will comply with the requirements of Rule 433 under the Securities Act applicable to each and every Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.
          (b) The Issuer will prepare a final term sheet (which, if available, may be in a form substantially similar to the proposed form of the Pricing Supplement), relating to the final terms of the Notes and, subject to the consent of the Lead Distributors required in

Section 5(a), will file such final term sheet within the period required by Rule 433(d)(5)(ii). Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Supplement. Notwithstanding anything to the contrary contained herein (including Section 5(a)), the Issuer consents to the use by any Distributor of a free writing prospectus that contains only (a)(i) information describing the preliminary terms of the Notes or their offering or (ii) information that describes the final terms of the Notes or their offering and that is or is to be included in the final term sheet of the Issuer contemplated in the first sentence of this subsection section or (b) other customary information that is neither “issuer information,” as defined in Rule 433 under the Securities Act, or otherwise an Issuer Free Writing Prospectus.
     6. Conditions of the Obligations of the Distributors.
          (a) The reference in Section 5(a) of the Distribution Agreement to “Prospectus” shall be deemed to refer to “the Statutory Prospectus and Prospectus.”
          (b) References to “the Prospectus” in Sections 5(b), 5 (c) and 5(f) (other than in relation to the first reference in clause (iv) of Section 5(f)) of the Distribution Agreement shall be deemed to refer to “the General Disclosure Package and Prospectus.”
          (c) Reference to “the Prospectus” in Section 5(f) (solely in relation to the first reference in clause (iv)) of the Distribution Agreement shall be deemed to refer to “the General Disclosure Package or Prospectus.”
          (d) In addition to the conditions in the Terms Agreement, the obligations of the several Distributors to purchase and pay for the Notes will be subject to the condition precedent that the Distributors shall have received letters, dated the Closing Date, of counsel referred to in Sections 5(e)(i) and (ii) and Section 5(h) of the Distribution Agreement, to the effect that:
Such counsel has no reason to believe that the General Disclosure Package, at the Applicable Time included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (e) All references to “Sidley Austin Brown & Wood LLP” in the Distribution Agreement shall be replaced with “Sidley Austin LLP”.
          (f) References to “the Prospectus” in Section 5(g) of the Distribution Agreement shall be deemed to refer to “the General Disclosure Package or Prospectus.”
     7. Additional Covenants of Issuer. References to “the Prospectus” in Section 6(a) of the Distribution Agreement shall be deemed to refer to “ the General Disclosure Package and Prospectus”.
     8. Indemnification. References to “the Prospectus” in Section 7(a) of the Distribution Agreement shall be deemed to refer to “each Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus.”

Annex B
Filed Pursuant to Rule 433
Dated: November 10, 2006
Registration Statement No: 333-120525
Pitney Bowes Inc.
5.25% Medium-Term Notes Due 2037

Principal amount: $500,000,000	Interest rate: 5.25% per annum

Agent’s discount or commission: 0.70%	Original issue date: November 17, 2006

Net proceeds to Pitney Bowes: $493,285,000	Stated maturity date: January 15, 2037

Option to extend maturity date: No.
Interest payment dates:
☑	January 15 and July 15, commencing July 15, 2007

☐	Other:
Regular record dates (if other than the 15th day of May and November): January 1 and July 1
Original issue discount: ☐ Yes           ☑ No
Issue price:
Total amount of OID:
Yield to maturity:
Initial accrual period OID:
Day count convention:
☐	Actual/360

☐	Actual/actual

☑	30/360
Redemption:
☐	The notes cannot be redeemed prior to the stated maturity date.

☑	The notes can be redeemed prior to the stated maturity date at the option of the Issuer. See “Other Provisions”.
Repayment:
☐	The notes cannot be repaid prior to the stated maturity date.

☑	The notes can be repaid prior to the stated maturity date at the option of the holder of the notes.

☐	Optional repayment date(s): January 15, 2017

☐	Optional repayment price(s): 100%
Specified currency (if other than U.S. dollars):
Authorized denomination (if other than U.S. $1,000 and integral multiples thereof):
Trustee, registrar, authenticating and paying agent: Citibank, N.A.
Exchange rate agent, if any:
Additional paying agent, if any:
Form:
☑	Book-entry (to be held on behalf of The Depository Trust Company)

☐	Individually certificated
Agent (amount):
☐	ABN AMRO Incorporated

☑	Barclays Capital Inc. ($133,334,000)

☐	Banc of America Securities LLC

☐	Citigroup Global Markets Inc.

☑	Credit Suisse Securities (USA) LLC ($39,286,000)

☑	Deutsche Bank Securities Inc. ($133,333,000)

☑	J.P. Morgan Securities Inc. ($133,333,000)

☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated

☑	Morgan Stanley & Co. Incorporated ($39,285,000)

☑	Other: The Williams Capital Group, L.P. ($21,429,000)
Agent acting in the capacity as indicated below:
☐	Agent ☑ Principal
If as principal:
☐	The notes are being offered at varying prices related to prevailing market prices at the time of resale or otherwise.

☑	The notes are being offered at a fixed initial public offering price of 99.357% of the principal amount plus accrued interest, if any, from November 17, 2006.
If as agent:
☐	The notes are being offered at a fixed initial public offering price of ___% of the principal amount plus accrued interest, if any from ___.
Other provisions:
     1. Optional Repayment Notice Period.
     Each Note will be repayable in whole or in part in increments of $1,000 on January 15, 2017 (the “Put Date”) at the option of a holder of such Note, at 100% of its principal amount plus accrued, but unpaid, interest to the Put Date.
     In order to exercise such option, a holder must, upon at least 30 calendar days’ notice prior to the Put Date, instruct its direct or indirect participant through which it holds an interest in the Notes to notify The Depository Trust Company (“DTC”) of its election to have the Notes repaid in accordance with the then applicable operating procedures of DTC. DTC will in turn deliver such notice to the Trustee, Citibank, N.A.
     DTC must receive any such notice from its participants no later than 5:00 p.m. (New York City time) on the 30th calendar day prior to the Put Date.
     Different firms have different deadlines for accepting instructions from their customers. The holder should consult the direct or indirect participant through which it holds an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to DTC.
     All instructions from a holder of the Notes to its participant relating to this option to elect repayment shall be irrevocable. Furthermore, at the time such instructions are given, such holder of the Notes shall cause its participant to transfer such holder’s interest in the Notes, on DTC’s records to that of Citibank, N.A., as Trustee.
     2. Make-Whole Redemption.
     The Issuer may redeem the notes, at any time in whole or from time to time in part, at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed, accrued but unpaid interest on those notes to the redemption date, and the Make-Whole Amount, if any, as defined below.
     “Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed.
     “Reinvestment Rate” means 0.125% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuer.
     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination, then such other reasonably comparable index which shall be designated by the Issuer.
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free on the SEC website at www.sec.gov. Alternatively, the Issuer or any Distributor will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275, extension 2663, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Investor Relations of the Issuer at (203) 356-5000.